Exhibit 2.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

                               THE MOVIE STUDIO, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth (4th)” so that, as amended, said Article shall be and read as follows:

The total number Share of Stock Authorized which the Corporation shall have the authority to issue is (a) Five Billion, Five Hundred Million (5,500,000,000) having a par value $0.0001; and (b) One Billion (1,000,000,000) Shares of Preferred having a par value of $0.0001 par share or as authorized, such Preferred Stock being issuable in one or more series as hereinafter provided. The Series A Preferred Share Expand from 3,076,923 to 100 Million Shares with 4 to 1 super voting rights at Par Value $0.0001; and the Series B Preferred Share Expand from 1,250,000 to 100 Million with 4 to 1 super voting rights at Par B Value $0.0001.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of December, 2017.

By: /s/ Gordon S. Venters
Authorized Officer

Title: CEO
Name: Gordon Scott Venters

State of Delaware

Secretary of State

Division of Corporations

Delivered 05:56 PM 12/22/2017

FILED 05:56 PM 12/22/2017

SR 20177759703 - File Number 570716

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STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Destination Television, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

Whereas, the Shareholders have been advised by the Board of Directors (“the Board”) of the company that the Articles of Incorporation by amended to change the name of the company to: The Movie Studio, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of October, 2012.

By: /s/ Gordon S. Venters
Authorized Officer

Title: President
Name: Gordon S. Venters

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:22 PM 10/08/2012

FILED 03:22 PM 10/08/2012

RV 121111532 - 0570716 FILE

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STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 07/15/2002

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK

OF

MAGIC MEDIA NETWORKS, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

The name of the corporation is MAGIC MEDIA NETWORKS, WC. (the "Corporation").

The Corporation hereby certifies that, pursuant to authority vested in the Board of Directors by Article Fourth of the Certificate of Incorporation, the Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Magic Media Networks, Inc. was adopted as of July 15, 2002 by the Board of Directors of the Corporation, pursuant to Section 141 of the Delaware General Corporation Law. Mr. Gordon Scott Venters, although present at the board meeting, took no part in the vote upon this resolution.

RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Corporation's Certificate of Incorporation of the total authorized number of 20,000,000 shares of Open Stock, par value $.0001 per share, of the Corporation, there shall be designated a series of 1,250,000 shares which shall be issued in and constitute a single series to be known as "Series B Preferred Stock" (hereinafter called the "Series B Preferred Stock").The Series B Preferred Stock shall rank pari passu with the Series A Preferred Stock. The shares of Series B Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

l. Dividends. The holders of Series B Preferred Stock shall be entitled to share in any dividends, if any, declared and paid upon or set aside for the Common Stock or any series or class of preferred stock of the Corporation, whether now existing or hereafter created or designated, that is pari passu with the Series B Preferred Stock in respect of dividends, pro rata in accordance with the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible pursuant to Section 4.

2. Rights on Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock and the holders of any shares of any series or class of preferred stock of the Corporation, whether now existing or hereafter created or designated, ranking by its terms pari passu with the Series B Preferred Stock in respect of rights on liquidation, dissolution or winding up of the Corporation ("Pari Passu Preferred Stock"), in each case then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders by reason of their ownership thereof, pro rata in accordance with the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible pursuant to Section 4.

3. Voting. In addition to any other rights provided by law or in the By-laws of the Corporation, each share of Series B Preferred Stock shall entitle the holder thereof to four votes per share. The number of votes per share will be adjusted in accordance with any changes in the Conversion Ratio pursuant to 4(d) so that the number of votes the Series B Preferred stockholder shall be entitled to shall equal four times the number of shares of Common Stock (rounded down to the nearest whole number based on the aggregate number of shares of Series B Preferred Stock held by such stockholder) into which such share of Series B Preferred Stock is then convertible as provided in Section 4 hereof, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock and any other class or series of preferred stock, whether now existing or hereafter created or designated (except and to the extent otherwise expressly provided in any such series or class of preferred stock), as one class; provided, however, holders of the Series B Preferred Stock shall not be entitled to a separate vote as a class, or as a series thereof, with respect to any amendment, alteration or repeal of the Certificate of Incorporation that may be deemed or that purports to have been effected by way of a merger or consolidation of the Corporation, or otherwise by operation of law.

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4. Optional Conversion. The holder of any shares of the Series B Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any of such shares into such whole number of fully paid and nonassessable shares of Common as last adjusted and then in effect, for the shares of the Series B Preferred Stock being converted, by surrender of the certificates representing the shares of Series B Preferred Stock so to be converted in the manner provided in Section 4(b) hereof. Each share of Series B Preferred Stock shall be convertible into Common Stock at the Conversion Ratio (the "Conversion Ratio"). The conversion ratio at which shares of Common Stock shall be issuable upon conversion of shares of Series B Preferred Stock shall initially be one share of common Stock for each share of Series B Preferred Stock; provided, however, that such Series B Preferred Conversion Ratio shall be subject to adjustment as set forth in Section 4(d) hereof.

The holder of any shares of Series B Preferred Stock may exercise the conversion right pursuant to Section 4(a) hereof as to one or more shares thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series B Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 4(c) hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a Common Stock holder of record on the next succeeding date on which the transfer books are open, but the Series B Preferred Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series B Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then fair market value, as determined in good faith by the Board of Directors of the Corporation, of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

For purposes of any adjustment of the Series B Preferred Conversion Ratio pursuant to this Section 4, the following provisions should be applicable:

If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series B Preferred Conversion Ratio shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares. "Original Issuance Date" shall mean the date of original issuance of the first share of Series B Preferred Stock.

If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, then, following the record date for such combination, the Series B Preferred Conversion Ratio for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

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In case, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Series B Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such Series B Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 4 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(i) All calculations under Sections 4(d)(i) and 4(d)(ii) shall be made to the nearest one tenth (1/10) of a cent or to the nearest one tenth (1/10) of a share, as the case may be and (ii) in any case in which the provisions of this Section 5 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of common stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of common stock pursuant to Section 4(c); provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

Whenever the Series B Preferred Conversion Ratio shall be adjusted as provided in this Section 4, the Corporation shall forthwith file, at the office of the Corporation or of any transfer agent designated by the Corporation for the Series B Preferred Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the Series B Preferred Conversion Ratio then in effect. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series B Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 4.

In the event the Corporation shall propose to take any action of the types described in Section 4(d), the Corporation shall give notice to each holder of shares of Series B Preferred Stock, in the manner set forth in Section 4(f), which notice shall specify the record date, if any with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series B Preferred Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock.

The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of common stock of the Corporation upon conversion of any shares of Series B Preferred Stock.

The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series B Preferred Stock.

All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

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IN WITNESS WHEREOF, this Certificate of Designations has been signed by the President and members of the Board of Directors of the Corporation, this 15th day of July, 2002

Magic Media Networks, Inc.

By:	/s/ G. Scott Venters
G. Scott Venters, President

By:	/s/ G. Scott Venters
G. Scott Venters, Director

By:	/s/ Todd Nugent
Todd Nugent, Director

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